EMPLOYMENT AGREEMENT

This Agreement is made as of this 28th day of February, 2003, by and between GENESIS HEALTH VENTURES, INC., a Delaware corporation (the “Company”), and ROBERT H. FISH (“Executive”).

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to remain employed by the Company, in accordance with the terms and conditions stated below;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
Employment.     The Company agrees to continue to employ Executive, and Executive agrees to remain an employee of the Company, for the period stated in Section 2 hereof and upon the terms and conditions herein provided.

2.
Term.     The period of the Executive’s employment under this Agreement shall commence on the date hereof and shall, unless sooner terminated pursuant to Section 6, continue for a two year period (such period herein referred to as the “Term”).

3.	Position and Responsibilities.

3.1
Position.     The Company agrees to employ Executive in the position of Chief Executive Officer and as Chairman of its Board of Directors (“Board”), and Executive agrees to perform such services and have such duties and responsibilities, not inconsistent with his position as Chief Executive Officer or as Chairman, customarily associated with and incidental to such positions and as may from time to time be reasonably assigned to him by the Board. Executive further agrees to serve as an executive officer or director of any subsidiaries of the Company without additional compensation.

3.2
Duties.     During the period of his employment hereunder Executive shall devote all of his business time, attention, skill and efforts to the earnest and faithful performance of his duties; provided, however, that Executive may serve as a member of the board of directors of corporations or similar positions with other organizations which will not present a conflict of interest with the Company or any of its subsidiaries.

3.3
Place of Employment.     Executive shall perform his duties hereunder at the Company’s executive office located in Kennett Square, Pennsylvania, and shall travel to the Company’s other offices or locations as may be necessary or appropriate for him to perform his duties hereunder.

4.	Compensation and Benefits.

4.1
Salary.     For all services rendered by Executive as Chief Executive Officer, as Chairman or as an officer or director of any subsidiary of the Company during his employment under this Agreement, the Company shall pay Executive a base salary at the annual rate of $850,000. Any base salary payable to the Executive shall be in addition to any directors’ fees to which the Executive would be entitled for continuing to serve as a member of the Board. During the Term, Executive’s base salary shall be reviewed at least annually, with the first such annual review on the first anniversary of this Agreement. Such review shall be conducted by a committee comprised of individuals designated by the Board from its members (the “Compensation Committee”), and the Compensation Committee may increase said base salary. The annual base salary payable to Executive in any year is referred to herein as the “Base Salary” for such year.

4.2
Annual Bonus.     For each fiscal year of the Company during the term of this Agreement, the Company shall afford Executive the opportunity to earn an incentive bonus (“Bonus”) under the terms of the Genesis Health Venture, Inc. Incentive Program or similar program. The maximum Bonus payable to Executive under such program(s) shall equal 100% of the Base Salary for such fiscal year, and shall be payable at the discretion of the Compensation Committee, upon the achievement of certain targets which shall be set by the Compensation Committee. Any and all incentive compensation payable pursuant to this clause shall be paid to the Executive via stock awards of Company Stock, which shall contain restrictions on the sale of the stock during the term of this Agreement.

4.3
Equity Incentive — Stock Options.     The Company shall, pursuant to the terms of its stock option plan or any similar plan, grant to Executive options to acquire an aggregate of 600,000 shares of common stock of the Company (“Company Stock”) which shares shall vest as follows:

(a)	150,000 stock option shares upon the execution of this Agreement.

(b)	150,000 stock option shares upon the termination of this Agreement pursuant to Section 6.1, 6.2, 6.4, 6.5 or 6.6 herein.

(c)	125,000 stock option shares upon the occurrence of one of the following:

(i)	the sale of the assets of the Company related to the long-term care business;

(ii)	the spin-off of the assets of the Company related to the long-term care business; or

(iii)	the spin-off of the assets of the Company related to the pharmacy business.

(d)
175,000 stock option shares upon a strategic transaction directed by the Board of Directors relating to the Company’s pharmacy business or 75,000 stock option shares upon the approval by the Board of a succession plan relating to the Company’s pharmacy business.

The exercise price of the shares shall be established per the attached Schedule “A”. The stock options shall have a three (3) year term.

4.4
Participation in Benefit Plans and Perquisites.     Executive shall be entitled to participate in each employee benefit plan or perquisite applicable generally to executive officers of the Company (including health, life insurance, long-term disability and deferred compensation benefits, but excluding any severance benefit or termination pay plan) in accordance with the provisions thereof. Notwithstanding the foregoing, Executive shall not be entitled to receive any additional benefits or awards under discretionary plans or programs of the Company unless the Executive Board of the Company (or the Compensation Board) exercises the necessary discretion to provide Executive with such benefits or awards.

4.5
Executive Life Insurance.     The Company shall provide Executive with term life insurance providing a death benefit of at least $2,500,000 to Executive’s designated beneficiaries. The life insurance policy shall be assigned to the Executive at the time of his termination.

4.6
Vacation and Holidays.     Executive shall be entitled to vacation in accordance with the Company’s vacation policy in effect from time to time for its executive officers, but not less than five (5) weeks in each full calendar year. Executive shall also be entitled to all paid holidays given by the Company to its senior officers. Vacation days that are not used during any calendar year may not be accrued, nor shall Executive be entitled to compensation for unused vacation days.

4.7
Automobile.     The Company shall provide Executive with the use of an automobile and shall pay all costs associated with the automobile, to include the gasoline, repairs and insurance for said automobile, for the Term of this Agreement.

5.	Reimbursement of Expenses. The Company shall pay or reimburse Executive for:

5.1	All reasonable business expenses incurred by Executive in performing his obligations under this Agreement in accordance with its business expense policies in effect from time to time.

5.2	The Executive’s reasonable housing costs in the Commonwealth of Pennsylvania for the Term of this Agreement.

5.3	The cost of relocating himself and his spouse from their temporary residence in Pennsylvania back to his residence in California.

5.4	The cost of reasonable travel to and from California for the Executive and his spouse.

6.	Events of Termination of Employment.

6.1
Expiration of Term.     Executive’s employment with the Company and its subsidiaries (including his appointment as Chairman) shall cease automatically on the expiration of the term of this Agreement pursuant to Section 2 hereof.

6.2
Death or Disability.     Executive’s employment with the Company and its subsidiaries shall automatically terminate on Executive’s death. Executive’s employment shall terminate thirty (30) days after Executive is notified that his employment is terminated for Disability (provided Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period). For purposes of this Agreement, “Disability” means an incapacity due to a physical or mental condition which causes Executive to be unable to substantially perform his duties under this Agreement on a full-time basis for (i) a period of six (6) consecutive months, or (ii) for shorter periods aggregating more than six (6) months in any twelve (12) month period. “Disabling Condition” shall mean such an incapacity that does not meet the time requirements for Disability. The Company may temporarily relieve Executive from his duties and responsibilities during any period that he has a Disabling Condition, provided that Executive shall be immediately restored to his duties and responsibilities if Executive is able to resume his duties on a full-time basis prior to his termination for Disability. Executive agrees to submit to reasonable medical examination upon the reasonable request, and at the expense, of the Company during any period when he (or his representative) claims that he has a Disabling Condition.

6.3	Termination by Company for Cause.

(a)
The Company may, following any determination by the Board that Cause exists, terminate Executive’s employment with the Company and its subsidiaries (including his appointment as Chairman) for Cause by notice to Executive describing the reasons for such termination. In the event the Board believes Cause may exist for termination of Executive’s employment, the Board shall provide written notice to Executive describing the basis for such belief. Executive shall be afforded a reasonable period of time to and shall fully and promptly address, to the extent of Executive’s knowledge, any concerns raised by the Board regarding the existence of Cause. The Company may temporarily relieve Executive from his duties and responsibilities pending the outcome of any proceeding of the Board to determine if Cause exists; provided that Executive shall be immediately restored to his duties and responsibilities if the Board determines that Cause does not exist or fails to render a prompt determination following the substantial completion of its investigation.

(b)	For purposes of this Section 6.3, “Cause” means any of the following events with respect to Executive:

(i)
Executive has been convicted of, or pleads guilty or nolo contendere to, any crime or offense constituting a felony under applicable law (whether or not involving the Company or any of its subsidiaries), including, without limitation, embezzlement, theft, larceny or any crime of moral turpitude which subjects, or if generally known, would subject, the Company or any of its subsidiaries to public ridicule or embarrassment;

(ii)
Executive’s commission of a material act of fraud or dishonesty against the Company or any of its subsidiaries, or Executive’s willful engaging in conduct which is significantly injurious to the Company or any of its subsidiaries, monetarily or otherwise;

(iii)
Executive’s abuse of illegal drugs and other controlled substances or Executive’s habitual intoxication, which conduct continues after written demand for cessation of such conduct is delivered to Executive by the Board;

(iv)
Any willful, continuous or gross neglect of or refusal to perform Executive’s duties or responsibilities, in each case which continues after detailed written notice thereof has been given to Executive; or

(v)
The willful taking of actions by Executive which directly and materially impair Executive’s ability to perform his duties and responsibilities hereunder, or willful misconduct (including gross and willful violation of any written policies of the Company), provided, however, that “Cause” shall not include a bona fide disagreement over corporate policy, so long as Executive does not willfully violate on a continuing basis specific written directions from the Board, which directions are consistent with the provisions of this Agreement.

          Action or inaction by Executive shall not be considered “willful” unless done or omitted by him intentionally and without his reasonable belief that his action or inaction was in the best interests of the Company, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

6.4
Resignation by Executive for Good Reason.     Upon the occurrence of any event described in this Section 6.4 below, Executive shall have the right to elect to terminate his employment under this Agreement from all (but not less than all) positions with the Company and its subsidiaries by resignation, upon not less than thirty (30) days’ prior written notice given within ninety (90) days after the event purportedly giving rise to Executive’s right to elect; provided, however, that the Company has not cured or otherwise corrected such event prior to the expiration of such 30-day period.

(a)	Any reduction by the Company of Executive’s Base Salary;

(b)
The assignment to Executive by the Company of any duties inconsistent with Executive’s status with the Company or a substantial alteration in the nature of status of Executive’s responsibilities from those in effect immediately prior to the date hereof, or a reduction in Executive’s titles or offices as in effect immediately prior to the date hereof or any removal of Executive from, or any failure to elect, re-elect or appoint Executive to any such positions (including, without limitation, the positions of Chief Executive Officer and Chairman of the Board), other than as a result of Executive’s death, termination of employment (and other than as a result of Executive’s Disabling Condition or pending a determination that Cause exists), or the failure to restore Executive to his responsibilities following his recovery from a Disabling Condition prior to his employment termination or following a determination that Cause does not exist;

(c)
Any liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the same persons in substantially the same proportions as such persons’ ownership immediately prior to such liquidation or dissolution, and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement; or

(d)	Any material breach of this Agreement by the Company.

6.5
Resignation by Executive Following A Change in Control.     Executive may resign from the Company’s employ during the ninety (90) day period following a Change in Control of the Company for any reason by providing the Company with a written notice of termination. For purposes of this Agreement, a Change in Control of the Company means the occurrence of one of the following events:

(a)
the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 1(d), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliated Company or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 1(d)(3)(A), 1(d)(3)(B) and 1(d)(3)(C);

(b)
Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, than any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then- outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

6.6
Termination by the Company without Cause.     In addition to any termination of Executive’s employment with the Company and its subsidiaries for reasons described in the foregoing provisions of this Section 6, the Company may terminate such employment at any time without Cause.

7.	Severance Upon an Event of Termination.

7.1
General Provision.     Upon termination of Executive’s employment by the Company during the Term, Executive shall be entitled to no further compensation hereunder other than (i) Executive’s accrued and unpaid Base Salary through the date of termination, (ii) any benefits accrued and vested under the terms of the Company’s employee benefit plans and programs through the date of termination and (iii) any other payments or benefits specifically provided in Section 7 of this Agreement.

7.2
Termination Due to Death or Disability.     Upon Executive’s employment termination due to his death or Disability, the Company shall pay to Executive (or to his estate) (i) Executive’s Base Salary and benefits as if Executive’s employment had terminated on the last day of the month; (ii) all deferred compensation of any kind, including, without limitation, any amounts earned under any bonus plan, and (iii) if any bonus, under any bonus plan shall be payable in respect of any years ending prior to the date Executive’s employment terminates, the bonus(es) set forth in section 7.2 (ii) above shall be further pro-rated from the beginning of the fiscal year to the last day of the month of Executive’s employment termination. In addition, all restricted stock awards made to Executive shall automatically become fully vested as of the date of death (or in the case of Disability, as of the date employment terminates).

7.3	Termination for Cause. Upon Executive’s employment termination for Cause, the Company shall pay to Executive all vested deferred compensation.

7.4
Severance.     Upon Executive’s employment termination by the Company without Cause or by the Executive for Good Reason or by Executive in accordance with Section 6.5 following a Change in Control, the Company shall, subject to the provisions of Section 9 and 10 below, provide the following to Executive (or, in the event of Executive’s subsequent death, his beneficiary or beneficiaries or his estate, as provided):

(a)
Accrued Bonuses.     The Company shall pay to Executive (or his estate) in a lump sum at the time of his termination any accrued and unpaid bonuses in respect of years ending prior to the date of termination, and a pro rata bonus for the portion of the year preceding the date of termination in the actual amount that would have been earned based on the Company’s actual performance for the year.

(b)
Benefit Continuation.     The Company shall continue to provide, on the same basis as executive officers generally, the health and life insurance benefits (but excluding disability benefits) provided to Executive and his spouse and eligible dependants immediately prior to his date of termination for a period of one (1) year following the date of termination (provided that Executive continues to make all required employee contributions). In the event that Executive’s participation in any such plan or program is barred by the terms thereof, the Company shall pay to Executive an amount equal to the annual contribution, payments, credits or allocation made by the Company to him, to his account or on his behalf under such plans and programs from which his continued participation is barred except that if Executive’s participation in any health, medical, or life insurance plan or program is barred, the Company shall obtain and pay for, on Executive’s behalf, individual insurance plans, policies or programs that provide to Executive health, medical and life insurance coverage which is equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

(c)
Equity.     All restricted stock awards made to Executive shall fully vest following the termination of Executive’s employment. All vested stock options shall remain exercisable through their original terms with all rights.

8.
Certain Tax Matters.     The Company shall indemnify and hold Executive harmless from and against (i) the imposition of excise tax (the “Excise Tax”) under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor provision thereto, the “Code”), on any payment made or benefit provided by the Company or a subsidiary (including any payment made under this paragraph) and any interest, penalties, and additions to tax imposed in connection therewith, and (ii) any federal, state or local income or employment tax imposed on any payment made pursuant to this paragraph. Executive shall not take the position on any tax return or other filing that any payment made or benefit provided by the Company is subject to the Excise Tax, unless, in the opinion of independent tax counsel reasonably acceptable to the Company, there is no reasonable basis for taking the position that any such payment or benefit is not subject to the Excise Tax under U.S. tax law then in effect. If the Internal Revenue Service makes a claim that any payment, benefit or portion thereof is subject to the Excise Tax, at the Company’s election, and the Company’s direction and expense, Executive shall contest such claim; provided, however, that the Company shall advance to Executive the costs and expenses of such contest, as incurred. For the purpose of determining the amount of any payment under clause (ii) of the first sentence of this paragraph, Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable individuals in the calendar year in which such indemnity payment is to be made and state and local income taxes at the highest marginal rates of taxation applicable to individuals as are in effect in the jurisdiction in which Executive is resident, net of the reduction in federal income taxes that is obtained from deduction of such state and local taxes.

9.
Duties Upon Termination.     Executive agrees that he will, upon termination of his employment with the Company for any reason whatsoever, deliver to the Company any and all records, forms, contracts, memoranda, work papers, lists of names or other customer data and any other articles or papers which have come into his possession by reason of his employment with the Company or which he holds for the Company, regardless of whether or not any of said items were prepared by him, and he shall not retain memoranda or copies of any of said items. Executive shall assign to the Company all rights to trade secrets and the products relating to the Company’s business developed by him alone or in conjunction with others at any time alike employed by the Company. Notwithstanding anything herein to the contrary, Executive may retain this Agreement, any documents relating to this Agreement and any documents relating to Executive’s compensation, benefits, retirement plans and deferred compensation plans.

10.	Post-Termination Obligations. All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with the following provisions.

10.1
Confidential Information.     At all times during and after the term of this Agreement, Executive shall not disclose or reveal to any unauthorized person any trade secret or other confidential information relating to the Company, its subsidiaries or its affiliates, or to any businesses operated by them, including, without limitation, any customer lists; and Executive confirms that such information constitutes the exclusive property of the Company. For purposes of this Section 10.1, confidential information shall not include any information that is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Executive. Notwithstanding anything herein to the contrary, during the term of this Agreement, Executive may reveal information, as necessary, pursuant to his conducting Company business.

10.2
Competitive Conduct.     During the term of this Agreement and for a further period of one (1) years thereafter, Executive shall not, except with the Company’s express prior written consent, directly or indirectly, in any capacity for the benefit of any person:

(a)
solicit any person who is or during such period becomes a customer, supplier, salesman, agent or representative of the Company, in any manner which interferes or might interfere with such person’s relationship with the Company, or in an effort to obtain such person as a customer, supplier, salesman, agent or representative of any business in competition with the Company which business conducts operations within fifteen (15) miles of any office or facility owned, leased or operated by the Company or in any county, or similar political subdivision, in which the Company conducts substantial business.

(b)
establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership (other than as the owner of less than one percent (1%) of the stock of a corporation whose shares are publicly traded) or control of, or be a salesman, agent or representative of any person in any business in competition with the Company if such person has any office or facility, at any location within fifteen (15) miles of any office or facility owned, leased or operated by the Company or conducts substantial business in any county, or similar political subdivision in which the Company conducts substantial business, or act or conduct himself in any manner which he would have reason to believe inimical or contrary to the best interests of the Company.

10.3
Scope.     If any portion of the covenants contained in Section 9 or 10 or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the such covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited for.

11.
Effect of Prior Agreements.     This Agreement contains the entire understanding between the parties hereto and, upon effectiveness of this Agreement pursuant to Section 2 hereof, supersedes all prior agreements and discussions between the Company and Executive but is not in any way intended to supersede the Bankruptcy Order.

12.	General Provisions.

12.1
Settlement of Disputes.     The Company and Executive agree that any claim, dispute or controversy arising under or in connection with this Agreement, or otherwise in connection with Executive’s employment by the Company (including, without limitation, any such claim dispute or controversy arising under any federal, state or local statute, regulation or ordinance or any of the Company’s employee benefit plans, policies or programs) shall be resolved solely and exclusively by binding arbitration. The arbitration shall be held in Chester County, Pennsylvania (or at such other location as shall be mutually agreed by the parties). The arbitration shall be conducted in accordance with the Expedited Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) in effect at the time of the arbitration, except that the arbitration shall be selected by alternatively striking form a list of five (5) arbitrators supplied by the AAA. All fees and expenses of the arbitration, including a transcript if either requests, shall be borne equally by the parties. If Executive prevails as to any material issue presented to the arbitrator, the entire cost of such proceedings (including, without limitation, Executive’s reasonable attorneys’ fees) shall be borne by the Company. If Executive does not prevail as to any material issue, each party will pay for the fees and expenses of its own attorneys, expert witnesses, and preparation and presentation of proofs and post-hearing briefs (unless the party prevails on a claim for which attorneys’ fees are recoverable under the Rules). Any action to enforce or vacate the arbitrator’s award shall be governed by the Federal Arbitration Act, if applicable, and otherwise by applicable state law. If either the Company or Executive pursues any claim, dispute or controversy against the other in a proceeding other that then arbitration provided for herein, the responding party shall be entitled to dismissal or injunctive relief regarding such action and recovery of all costs, losses and attorneys’ fees related to such action.

12.2
Legal Expenses.     Except as otherwise provided in Section 12.1, in the event Executive prevails as to any material issue in any legal proceeding to enforce the terms of this Agreement, the Company shall reimburse Executive for reasonable legal costs incurred in connection therewith.

12.3	Mitigation. Executive shall not be obligated to seek other employment or take any other action to mitigate any severance benefits hereunder.

12.4	Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company and Executive and his heirs, executors, legal representatives, successors and permitted assigns. Unless clearly inapplicable, reference herein to the Company shall be deemed to include its successors and permitted assigns. However, neither party may assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any of its or his rights hereunder without prior written consent of the other party, any such attempted assignment, transfer, pledge, encumbrance, hypothecation or other disposition without such consent shall be null and void, without effect.

12.5
Severability.     In the event any provision of this Agreement or any part hereof is held invalid, such invalidity shall not affect any remaining part of such provision or any other provision, and to this end, the provisions of this Agreement are intended to be and shall be deemed severable. If any court construes any provision of this Agreement to be illegal, void or unenforceable because of the duration or the area or matter covered thereby, such court shall reduce the duration, area or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced.

12.6
Withholding.     Employer may withhold from any amounts payable under this Agreement such taxes and governmentally required withholdings as may be required to be withheld pursuant to any applicable law or regulation.

13.	Modification and Waiver.

13.1
Amendment of Agreement.     Except for increases in compensation made as provided in Section 4.1, this Agreement may not be changed or modified except by an instrument in writing signed by both of the parties hereto.

13.2
Waiver.     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

14.
Notices.     Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or telecopy or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

To Executive at:

Robert H. Fish P.O. Box 147 Kennett Square, PA 19348

with a copy:

To the Company at: Genesis Health Ventures, Inc. 101 East State Street Kennett Square, PA 19348 Attention: Law Department

And with a copy to:

Philip P. Gerbino University of the Sciences in Philadelphia 600 South 43rd Street Philadelphia, PA 19104-4495

and

Joseph A. LaNasa, III Goldman, Sachs & Co. 85 Broad Street New York, NY 10004

15.	Governing Law. The parties hereto intend that this Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, all as of the day and year first above written.

GENESIS HEALTH VENTURES, INC.

By: /s/ James J. Wankmiller

Name: James J. Wankmiller Title: Sr. Vice President, General Counsel

/s/ Robert H. Fish

ROBERT H. FISH

Acknowledged on Behalf of the Board:

/s/ Philip P. Gerbino

Name: Philip P. Gerbino Title: Director

SCHEDULE “A” Vesting Price of the Stock Options set forth in Section 4.3 herein.

The exercise price of the shares of Company Stock referred to in Section 4.3 of this Agreement shall be set as follows:

(a)	$20.33 for the 150,000 stock option shares which shall vest upon the execution of this Agreement.

(b)	$20.33 for the 150,000 stock option shares which shall vest upon the termination of this Agreement pursuant to Section 6.1, 6.2, 6.4, 6.5 or 6.6 herein.

(c)	$17.00 for the 125,000 stock option shares which shall vest upon the occurrence of one of the following:

(i)	the sale of the assets of the Company related to the long-term care business;

(ii)	the spin-off of the assets of the Company related to the long-term care business; or

(iii)	the spin-off of the assets of the Company related to the pharmacy business.

(d)
$20.33 for the 175,000 stock option shares which shall vest upon a strategic transaction directed by the Board of Directors relating to the Company’s pharmacy business, or the 75,000 stock option shares upon the approval by the Board of a succession plan relating to the Company’s pharmacy business.